Exhibit 99.2

Pro Forma Condensed Consolidated Financial Statements
as of December 31, 2003 and for the year then ended
(Unaudited)

The following pro forma condensed consolidated balance sheet as of December 31, 2003 and the pro forma condensed consolidated statement of operations for the year then ended give effect to the acquisition of 53% of the outstanding share capital of Oxis International, Inc. by Axonyx Inc.  The pro forma information is based on the audited consolidated financial statements of Axonyx Inc. and Subsidiary (“Axonyx”) as of December 31, 2003 and for the year then ended and the audited consolidated financial statements of Oxis International, Inc. and Subsidiaries (“Oxis”) as of December 31, 2003 and for the year then ended and the adjustments described in the accompanying notes to the pro forma condensed consolidated financial statements.

AXONYX INC. AND SUBSIDIARY

Pro Forma Condensed Consolidated Balance Sheet
December 31, 2003
(unaudited)

	Axonyx	Oxis	Pro Forma Adjustments		Consolidated Pro Forma

ASSETS
Current assets:
Cash and short-term investments	$28,780,000	$372,000			$29,152,000
Accounts receivable		251,000			251,000
Inventories		295,000			295,000
Other current assets		139,000			139,000

Total current assets	28,780,000	1,057,000			29,837,000

Plant and equipment, net	24,000	42,000			66,000
Technology for developed products		101,000	$7,798,000	(a)	7,899,000
Patents and patents pending, net		733,000			733,000
Other assets	11,000	30,000			41,000

	$28,815,000	$1,963,000	$7,798,000		$38,576,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable		$160,000			$160,000
Accounts payable	$1,284,000	609,000			1,893,000
Accrued liabilities	880,000	324,000	$65,000	(a)	1,269,000

Total current liabilities	2,164,000	1,093,000			3,322,000

Minority Interest			409,000	(a)	409,000

Total shareholders’ equity	26,651,000	870,000	8,194,000	(a)	34,845,000
			(870,000	)(a)

	$28,815,000	$1,963,000	$7,798,000		$38,576,000

See accompanying notes to Pro Forma Condensed Consolidated financial statements

AXONYX INC. AND SUBSIDIARY

Pro Forma Condensed Consolidated Statements of Operations
For the year ended December 31, 2003
(unaudited)

	Axonyx	Oxis	Pro Forma Adjustments		Consolidated Pro Forma

Revenue	$1,000,000	$2,740,000			$3,740,000
Cost of revenue		1,496,000			1,496,000

Gross profit	1,000,000	1,244,000			2,244,000

Costs and expenses:
Research and development	5,821,000	369,000			6,190,000
Sales, general and administrative	3,459,000	1,648,000			5,107,000
Amortization of technology for developed products	—	—	$780,000	(b)	780,000

Total operating expenses	9,280,000	2,017,000	780,000		12,077,000

Loss from operations	(8,280,000)	(773,000)	(780,000)		(9,833,000)

Other Income (expense)
Investment income	137,000	1,000			138,000
Interest expense	—	(14,000)			(14,000)
Foreign exchange	37,000	54,000			91,000
Other Income	—	8,000			8,000

Total other income (expense)	174,000	49,000			223,000

Discontinued operations		(13,000)			(13,000)
Minority interest in Oxis @ 47%			346,000	(c)	346,000

Net loss	$(8,106,000)	$(737,000)	$(434,000)		$(9,277,000)

Net loss per common share - basic and diluted (d)					$(0.32)

Weighted average shares - basic and diluted (d)					28,825,000

See accompanying notes to Pro Forma Condensed Consolidated financial statements

AXONYX, INC. AND SUBSIDIARY

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

[1]	Basis of Presentation

The accompanying pro forma condensed consolidated balance sheet and statement of operations reflect the pro forma effect of the acquisition (the “Acquisition”) of 53% of the outstanding share capital of Oxis International, Inc. by Axonyx Inc., which occurred on January 15, 2004.  Under the terms of separate agreements entered into with several holders of OXIS common stock, the Company acquired an aggregate of approximately 14 million shares of OXIS stock, in consideration for the issuance of an aggregate of approximately 1.6 million shares of the Company’s unregistered common stock which the Company has agreed to register in the near future.

The cost of the Acquisition was $8,259,000, which includes the fair value of the Company’s common shares that were issued as consideration, transaction costs and registration costs.

The pro forma condensed consolidated balance sheet assumes that the Acquisition occurred on December 31, 2003.  The pro forma condensed consolidated statement of operations for the year ended December 31, 2003 assumes that the Acquisition occurred on January 1, 2003.  The pro forma condensed consolidated financial statements were prepared based on the audited consolidated financial statements of Axonyx Inc. and Subsidiary as of December 31, 2003 and for the year then ended, which are included in its 2003 Annual Report on Form 10-K and the audited consolidated financial statements of Oxis International, Inc. and Subsidiaries as of December 31, 2003 and for the year then ended, which are included in its 2003 Annual Report on Form 10-KSB.  The accompanying pro forma condensed consolidated balance sheet and statement of operations should be read in conjunction with the historical financial statements and related notes contained in those Annual Reports.

These pro forma condensed consolidated financial statements are provided for illustrative purposes only.  Reliance should not be placed on these pro forma condensed consolidated financial statements since they are not necessarily indicative of the financial position or the results of operations that would have been obtained if the Acquisition had occurred on the dates assumed or to project the results of operations for any future period or the financial condition at any future date.

[2]	Pro Forma Condensed Consolidated Balance Sheet:

(a)

The pro forma condensed consolidated balance sheet reflects the Acquisition as though it had occurred on December 31, 2003.  The allocation of the purchase price is preliminary based on estimates available at this time.  However, Axonyx does not expect the allocation of the purchase price to differ materially from the preliminary amounts set forth herein.

The cost of the Acquisition consists of the following:

Fair value of Axonyx common shares issued as consideration	$8,194,000
Transaction costs and registration costs	65,000

$8,259,000

[2]	Pro Forma Condensed Consolidated Balance Sheet: (continued)

The preliminary allocation of the cost of the Acquisition is as follows:

Current assets	$1,057,000
Technology for developed products	7,899,000
Patents and other assets	805,000
Current liabilities	(1,093,000)
Minority interest	(409,000)
Deferred tax liability (1)	(3,119,000)
Deferred tax asset (2)	3,119,000

$8,259,000

(1)	Represents the tax effect of the excess of the financial statement basis over the tax basis for acquired technology for developed products.

(2)

Represents the tax benefit of Oxis’s net operating loss carryforward and deductible temporary differences recognized as an offset against the deferred tax liability attributable to the acquired technology for developed products.

[3]	Pro Forma Condensed Consolidated Statement of Operations:

The pro forma condensed consolidated statement of operations reflects the Acquisition as though it had occurred on January 1, 2003 and reflects the following adjustments:

	(b)	To reflect amortization for the year ended December 31, 2003 relating to technology for developed products based on an estimated useful life of ten years.

	(c)	To reflect the 47% minority interest in the net loss of Oxis International, Inc. and Subsidiaries for the year ended December 31, 2003.

	(d)	Based on 27,207,000 weighted average shares outstanding for the year ended December 31, 2003 and 1,618,000 shares issued in connection with the Acquisition.